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Exhibit 99.1

[Protection One Letterhead]

PROTECTION ONE ANNOUNCES RESIGNATION OF BOARD CHAIRMAN

        TOPEKA, Kan., December 6, 2002—Protection One, Inc. (NYSE: POI-NEWS) announced today that Douglas T. Lake has resigned as Chairman of the Board of Directors of Protection One, Inc. and Protection One Alarm Monitoring, Inc., effective immediately. In addition, at Mr. Lake's request, Westar Energy has placed Mr. Lake on leave from his position as its Executive Vice President and Chief Strategic Officer, without pay. Westar Energy, Inc., owns approximately 87% of the common stock of Protection One, Inc.

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About Protection One

        Protection One, one of the leading commercial and residential monitored security services companies in the United States and a leading security provider to the multifamily housing market through Network Multifamily, serves more than one million customers in North America. For more information on Protection One, go to http://www.ProtectionOne.com.

        Forward-looking Statements: Certain matters discussed in this news release are "forward-looking statements." The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words or phrases, such as "we believe", "we anticipate," "we expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest rates, and our ability to enter new markets successfully. Our actual results may differ materially from those discussed here. No assurance can be given that any proposals Protection One receives will provide it with adequate financing on terms which will be economically acceptable to Protection One. See our Annual Report on Form 10-K for the year ended December 31, 2001, the quarterly report on Form 10-Q for the three and nine months ended September 30, 2002, and current reports on Form 8-K for further discussion of factors affecting our performance. Protection One disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

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  Exhibit 99.1